Exhibit 10.6

FIRST AMENDMENT TO OEM LICENSE AGREEMENT

This First Amendment to the OEM License Agreement Amendment (hereinafter referred to as the “Amendment”), entered into by and between THERMOANALYTICS, INC. (the “Company”) located at 23440 Airpark Boulevard, Calumet, Michigan 49913 and EXA CORPORATION, located at 55 Network Drive, Burlington, Massachusetts 01803 (the “Licensee”) (jointly referred to as the “Parties”), amends the OEM Licensee Agreement between the parties dated October 26th, 2006 (the “Agreement”).

In consideration of the ongoing obligations set forth in the Agreement and the mutual covenants set forth in this Amendment, the Parties agree as follows:

1. Except as set forth in this Amendment, the Agreement shall remain in full force and effect. In the event that there is a conflict between any provision of the Agreement and this Amendment, the conflicting terms set forth in this Amendment shall govern.

2. Section 2.9 Academic Licenses is replaced in its entirety as follows (changes from original shown in bold):

2.9 Academic Licenses. Company will charge Licensee a license fee equal to ** percent (**%) of the nominal list prices set forth in EXHIBIT C to license academic partners of Licensee for non-commercial use of the Derivative Product.

3. Section 5.1 License Fees is replaced in its entirety as follows (changes from original shown in bold):

5.1 License Fees. For each license of the Derivative Product sold and delivered to a commercial customer, Licensee shall pay to Company the nominal list price of the Product from which the Derivative Product is derived less the discount set forth on EXHIBIT C. The nominal list prices for RadTherm Products are set forth on EXHIBIT Cl. Nominal prices for additional Products, if any, from which additional Derivative Products are created and made available to Licensee pursuant to this Agreement, shall be attached hereto as EXHIBITS C2, C3, etc.

4. The last sentence of Section 5.3 Taxes is amended to read as follows:

Payments made to Company shall be in US Dollars.

5. The first sentence of Section 5.5 Payment Terms; Overdue Payments is amended to read as follows (changes from original shown in bold):

Licensee shall pay all undisputed amounts no later than sixty (60) days following receipt of an invoice from Company for said Products or Services and Licensee receipt of payment from Customer for said Products, Derivative Products or services (if applicable).

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on August 3, 2011.

6. Section 15.2 Termination for Convenience is replaced in its entirety as follows (changes from original shown in bold):

15.2 Termination for Convenience. This Agreement shall remain in effect for a minimum of ten (10) years from the date of signing this Amendment before either Party may provide notice to the other Party of its desire to terminate the Agreement for convenience. At any time after this Amendment has been in effect for ten (10) years, a Party may serve notice on the other Party of its desire to terminate this Agreement for convenience in which case this Agreement shall terminate five (5) years after the date of receipt of such termination notice. During the five (5) year period after a Party gives notice of its desire to terminate for convenience, this Agreement shall remain in full force and effect, except that, if Licensee gives notice of termination for convenience, it shall no longer be entitled to further Releases and enhancements of the Derivative Product during the last two (2) years of such notice period.

7. EXHIBIT C: The discount schedule table is replaced in its entirety as follows:

Total Annual Revenues	Discount from List Price
Up to $**	**%
Over $**	**%

8. EXHIBIT C: The second paragraph in is replaced in its entirety as follows:

Annual revenues are the cumulative net value of purchase orders issued by licensee to Company for licenses beginning February 1 and ending January 31 of each year in the Term of the Agreement. Revenues generated in January 2011 will be considered as contributing to the annual year beginning February 1, 2011.

9. EXHIBIT Cl is replaced in its entirety as follows:

EXHIBIT Cl

Nominal List Prices for RadTherm Products

RadTherm Product	Nominal List Price
Annual Floating Client Application	$**
Annual Floating Client + Solver	$**
Annual Floating Parallel	$**
Annual Floating Thermal Comfort	$**
Annual Floating Solid Conduction	$**
Annual Floating Battery Cell	$**

10. EXHIBIT E — Confidentiality Agreement

Parties agree that, by virtue of signing the original agreement, this exhibit is deemed to have been signed by both Parties with effect from the date of signing the original agreement (October 26th, 2006).

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on August 3, 2011.

11. A new Section 20.0 is added to the Agreement which reads as follows:

20.0	JAPANESE DISTRIBUTION

Company grants Licensee the right to market and sell Company’s Software Products and Product EUSS (Extended Update and Support Service) in the territories listed in EXHIBIT F hereto and the terms set forth therein.

12. A new EXHIBIT F is made part of the Agreement as attached to this Amendment as EXHIBIT F.

13. A new Section 21.0 is added to the Agreement which reads as follows:

21.0	RIGHT OF FIRST REFUSAL

In consideration for the increased royalties specified in this amendment and the higher than required royalties already paid by Licensee since the beginning of this agreement, Company agrees to provide Licensee with a Right of First Refusal as follows:

Following (i) the Company’s receipt of any offer or proposal relating to, or a bona fide indication of interest in, a Sale Transaction, including in the form of a term sheet, letter of intent, email or other writing containing customary details (an “Acquisition Proposal”) (ii) the determination by the Company’s board of directors (the “Board”), or authorization of the Company’s management, to seek and identify a third party buyer for purposes of effecting a Sale Transaction or (iii) the Board’s recommendation to the Company’s stockholders to accept a Sale Transaction, any third party tender offer, exchange offer or other sale for all of the issued and outstanding capital stock of the Company, or any sale of all or substantially all the assets of the Company, the Company shall provide Licensee with written notice of such Acquisition Proposal, determination, authorization or recommendation (the “Acquisition Notice”) within ten (10) business days. The Acquisition Notice shall set forth the identity of such third party and any information provided by the Company to such third party in connection with such Acquisition Proposal, determination, authorization or recommendation.

In the event an Acquisition Notice is delivered pursuant to clauses (ii) or (iii) above, or pursuant to clause (i) above so long as the Board or the Company’s management determines to engage in further discussions with respect to or otherwise pursue such Acquisition Proposal, then (a) Licensee shall have thirty (30) business days, beginning on the date of the Company’s delivery of such Acquisition Notice to notify the Company that it wishes negotiate a Sale Transaction with the Company and (b) if Licensee gives the Company such notice within such 30-day period, the Company shall, for a period of sixty (60) business days commencing on the date of the Licensee’s delivery of such notice to the Company (the “Negotiation Period”), negotiate, in good faith and on an exclusive basis, with Licensee (or a designated Affiliate of Licensee) the terms of a potential Sale Transaction between the Company and Licensee or such designated Affiliate. The Board shall consider any proposal for a Sale Transaction made by Licensee or such designated Affiliate during the Negotiation Period in a manner consistent with the Board’s fiduciary duties to the Company and its stockholders. The Company hereby agrees that during the Negotiation Period, the Company shall not enter into or participate in negotiations with any third party that is seeking to make, or has made, an Acquisition Proposal or enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement or other similar instrument relating to an Acquisition Proposal with any third party. In the event that the parties are unable to agree on the terms of a Sale Transaction during the Negotiation Period, the Company shall be free to negotiate with the third party that delivered the Acquisition Proposal; provided, however, that the Company shall not enter into a binding agreement with such third party in respect of a Sale Transaction unless the Company has first provided to Licensee the opportunity to execute an agreement on substantially the same terms as those offered to the third party. If, within the Negotiation Period, Licensee has not executed an agreement with the Company equivalent to that offered to the third party, the Company shall be free to enter into such agreement with such third party.

“Sale Transaction” means (i) any acquisition or purchase, directly or indirectly, of 30% or more of the consolidated assets of the Company, or 30% or more of any class of equity or voting securities of (A) the Company or (B) any of the Company’s subsidiaries whose assets, taken as a whole, constitute 30% or more of the consolidated assets of the Company, (ii) any acquisition or purchase of the Products, Derivative Products or any Intellectual Property Rights therein, (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning 30% or more of any class of equity or voting securities of (A) the Company or (B) any of the Company’s subsidiaries whose assets, taken as a whole, constitute 30% or more of the consolidated assets of the Company, (iv) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 30% or more of the consolidated assets of Company.

14. A new Section 22.0 is added to the Agreement which reads as follows:

22.0	SOURCE CODE ESCROW

Company, upon Licensee’s request, shall deposit certain Deposit Materials with a mutually agreeable third-party Escrow Agent. Company and Licensee agree to work in good faith to execute a three-party Escrow Agreement between Company, Licensee, and Escrow Agent. Deposit Materials are any and all materials required to enable Licensee to build and maintain Derivative Products, including but not restricted to: Source Code, executable build scripts, build instructions, and Documentation source files. Licensee shall only have rights to use Deposit Materials to build Derivative Products covered by this agreement. For avoidance of doubt, Licensee shall not have rights to build any other Company Products whose source code may be present within Deposit Materials but which are not required to build Derivative Products. Deposit Materials shall be released to Licensee upon the occurrence of one or more of the following Release Conditions: (i) the dissolution of Company or the cessation of Company’s business; (ii) Company’s becoming insolvent, making an assignment for the benefit of creditors, having a receiver appointed to manage its affairs, or being adjudicated a bankrupt under the laws of the United States; (iiiv) Company’s inability, failure or unwillingness to provide maintenance or support services that conform in all material respects to the requirements of this Agreement, which inability, failure or unwillingness continues for a period of at least thirty (30) days following Licensee’s written notice to

Company thereof; or (iv) joint written instructions from Company and Licensee. Licensee will be responsible for and agrees to pay any and all fees and expenses incurred in connection with depositing and maintaining the Deposit Materials with the Escrow Agent in accordance with the terms of the Escrow Agreement.

EACH OF COMPANY AND LICENSEE ACKNOWLEDGES HAVING READ THE TERMS AND CONDITIONS SET FORTH IN THE AMENDMENT, UNDERSTANDS ALL TERMS AND CONDITIONS CONTAINED THEREIN, AND AGREES TO BE BOUND THEREBY.

THERMOANALYTICS, INC.		EXA CORPORATION

BY:	/s/ Keith R. Johnson	BY:	/s/ Edmond L. Furlong

NAME:	Keith R. Johnson	NAME:	Edmond L. Furlong

TITLE:	President	TITLE:	COO / CFO

DATE:	09 Jun 2011	DATE:	6/10/2011

PHONE:		PHONE:

EXHIBIT F TO OEM LICENSE AGREEMENT

Territory	Company Products
Japan	Any RadTherm products listed in Exhibit C, RadThermIR, WinTherm, Product EUSS (Extended Update and Support Service)

In Japan, Licensee is the exclusive distributor and may choose to market and sell the Derivative Product, PowerTHERM, instead of RadTherm.

If Licensee sells a multi-continent Company Product license, the standard discounted license fee may be reduced. Company will set the reduced percentage based on expected Software Product usage by customer location. Company and Licensee may review this percentage annually to adjust the percentage based on the prior year’s Company Product usage.

It is understood by the Parties that Section 2.3 of the agreement “Certain Restrictions on Commercial Sale of Licenses” does not apply to sales within territories covered by this Exhibit F.

If Licensee provides Company with a lead for a company operating outside of the defined territory and this company purchases Company Products within one year, Company will pay Licensee a “finder’s fee.” This finder’s fee will be **% of the total Software sale amount.

Company may terminate the sales and marketing of Company Products covered by this Exhibit F in a territory with written notice to Licensee. Company will provide six (6) months written notice to Licensee before termination of a territory. During the termination period, Licensee may continue to sell Company Products and Product EUSS in the territory.

**	This material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on August 3, 2011.